Exhibit 1.01

Eli Lilly and Company
Conflict Minerals Report
For the Year Ended December 31, 2024

As required by Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”), Eli Lilly and Company (the “Company”) has filed this Conflict Minerals Report (the “Report”). This Report covers Company products manufactured from January 1 through December 31, 2024 for which columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to tantalum, tin and tungsten (collectively, “3TG”) may be necessary to the functionality or production. As provided by the Rule, this assessment did not include products that were not entered into the stream of commerce in the calendar year ended December 31, 2024. It also did not include products manufactured or contracted to be manufactured by entities acquired by the Company after April 2023.

1.Company and Product Overview

The Company discovers, develops, manufactures, and markets products with the purpose of uniting caring with discovery to create medicines that make life better for people around the world.

The Company has concluded that, in 2024, certain of its products in the stream of commerce contain 3TG that is necessary to their functionality or production (the “Products”). The Company does not directly purchase ore or unrefined 3TG, nor does it have direct relationships with any smelters or refiners. Therefore, the Company relies on its direct suppliers to provide information on the origin of any 3TG contained in the Products or components thereof that they supply to the Company, including the source of any 3TG that they obtain from lower tier suppliers and smelters.

2.Summary of Findings

In accordance with the Rule, the Company has, in good faith and after reasonable due diligence, conducted a reasonable country of origin inquiry (“RCOI”) to determine whether its products contain conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or the adjoining countries of Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia (the “Covered Countries”) as well as further diligence on the source and chain of custody of the necessary 3TG contained in the Products.

As a result of the RCOI and further diligence, the Company has insufficient information to conclude whether any of its necessary 3TG originated in the Covered Countries or if necessary 3TG came from recycled or scrap sources.

This Report is publicly available on the Company’s website at https://investor.lilly.com/financial-information/sec-filings; however, the information on, or accessible through, the Company’s website is not incorporated by reference into the Company’s Form SD or this Report and does not constitute a part thereof.

3.Due Diligence Process

The Company has, in good faith and after reasonable due diligence, conducted a RCOI as well as further diligence on the source and chain of custody of the necessary 3TG contained in the Products. A summary of the Company’s RCOI and further due diligence processes follows:

•For the reporting period, the Company conducted reasonable due diligence for all products where there may have been a risk of those products containing 3TG.

•In accordance with the Organisation for Economic Co-Operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, the Company requested and received from relevant suppliers:

oVerification of whether supplied products contained any 3TG;

oVerification of the country of origin for any 3TG; and

oVerification whether the supplied products did not contain conflict minerals.

•Due diligence included a review of the bill of materials for each product manufactured by the Company, sub-supplier verification for any product contents that are known to contain metals, and sub-supplier verification of any newly marketed products that were manufactured externally to identify the potential for 3TG content. When potential 3TG content was identified, additional analyses were undertaken to confirm whether the materials were 3TG, if they were incorporated into the finished product, and, if so, whether the materials could be attributed to Covered Countries.

The Company sources materials from numerous suppliers who in turn rely upon sub-suppliers around the world. The Company’s suppliers in some cases identify smelters or refiners on a division- or company-wide basis, and, as a result, not all smelters or refiners identified by these suppliers were necessarily used to process 3TG in the Products.

The Company continues to work with its suppliers regarding responsible sourcing practices generally and their 3TG supply chain in particular and to improve its data collection efforts with respect to suppliers and smelters.